Exhibit 24.1
POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert A. Olins, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (i) any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, and (ii) a Registration Statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has hereunto set his hand this 29th day of August 2006

Signature	Title	Date
/s/ Robert A. Olins Robert A. Olins	Director	August 30, 2006
/s/ Lawrence J. Matteson Lawrence J. Matteson	Director	August 29, 2006
/s/ Robert C. Munro Robert C. Munro	Director	August 29, 2006
/s/ Claude Piaget Claude Piaget	Director	August 29, 2006
/s/ David F. Hakala David F. Hakala	Director	August 29, 2006
/s/ Herbert Ehrenthal Herbert Ehrenthal	Director	August 29, 2006
/s/ Jerilyn Kessel Jerilyn Kessel	Director	August 29, 2006